Exhibit 99.1

NEWS
RELEASE

2007-05

FOR IMMEDIATE RELEASE
Contact: Doug Aron
713-688-9600 x145

FRONTIER OIL EXECUTES FIXED PRICE AGREEMENT
FOR EL DORADO COKER PROJECT

HOUSTON, TEXAS, April 5, 2007- Frontier Oil Corporation (NYSE: FTO) has entered into an approximately $45.0 million fixed-price construction contract with an affiliate of CB&I to engineer, construct and install two new coke drums and related equipment at Frontier’s El Dorado, Kansas refinery. This contract, plus expected add-ons, is projected to cover approximately 85% of the $58 million project scope. Completion is anticipated in April 2008.

Frontier’s Chairman, President and CEO Jim Gibbs commented, “This coker project is a key component of our strategy to increase our ability to run heavy Canadian crude oil at our El Dorado refinery. We are delighted to have fixed the vast majority of the cost of this project.”

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 52,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

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10000 Memorial Drive, Suite 600 Houston, Texas 77024-3411 (713) 688-9600 Fax (713) 688-0616